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                                                                    EXHIBIT 23.3
                             [KPMG LLP, LETTERHEAD]

                         Independent Auditors' Consent

The Board of Directors
Cascade Financial Corporation:


We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of Cascade Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2003 and 2002, for the six-month period ended December 31, 2001, and for the year ended June 30, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.




                                                                    /s/ KPMG LLP

Seattle, Washington
March 30, 2004